Exhibit 21.1
SYMBOTIC INC.
LIST OF SUBSIDIARIES

Legal Name	Jurisdiction of Incorporation/Formation	Conducts Business Under
Symbotic Holdings LLC	Delaware
Symbotic LLC	Delaware	Symbotic
Symbotic Canada ULC	British Columbia	Symbotic Canada
Symbotic Systems UK Ltd.	England and Wales	Symbotic UK
Axium Europa d.o.o.	Croatia
Axium International Robotic and Automation ULC	British Columbia
Axium Technology Holdings, LLC	Delaware
Emergik Enico SPG Vision & Robotic Holding ULC	British Columbia
Enico Enterprise Holding ULC	British Columbia
Symbotic Group Holdings, ULC	British Columbia